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Exhibit 3.49

ARTICLES OF INCORPORATION	ENDORSED — FILED in the office of the Secretary of State of the State of California JUL 21 2003 KEVIN SHELLEY Secretary of State

I

        The name of this corporation is NeighborCare of California, Inc.

II

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

        The name in the State of California of this corporation's initial agent for service of process is:

  Name    C T Corporation System

IV

        This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100.

/s/ JAMES J. WANKMILLER James J. Wankmiller, Incorporator
Secretary of State ARTS-GENERAL (05/2003)	[SEAL]

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  Exhibit 3.49